Exhibit 99.1

Tribune Prices $780 Million Notes Offering

CHICAGO, August 10, 2005 — Tribune Company (NYSE: TRB) announced today that it has agreed to sell $450 million of 4.875% Notes due 2010 and $330 million of 5.25% Notes due 2015. Closing is expected to occur on Aug. 15, 2005. Tribune intends to use the proceeds of the offering to repay all outstanding commercial paper and for general corporate purposes.

“With our commercial paper balances in the $600 million range and with $420 million of fixed-rate debt maturing over the next 15 months, we believe this is an opportune time to lock in long-term rates that we consider attractive,” said Donald C. Grenesko, Tribune senior vice president/finance and administration.

Banc of America Securities LLC, Citigroup and Merrill Lynch & Co. are acting as joint book-running managers for the Notes offering. Deutsche Bank Securities, JPMorgan and Morgan Stanley are acting as co-managers. Full details of the offering, including a description of the Notes, are contained in a prospectus supplement dated August 10, 2005, available through Banc of America Securities LLC, Prospectus Department, 100 West 33rd St., New York, NY 10001, ph: (646) 733-4166, Citigroup Global Markets Inc., Brooklyn Army Terminal, 140 58th St., 8th Floor, Brooklyn, NY 11220, ph: (718) 765-6732, or Merrill Lynch & Co., Prospectus Department, 250 Vesey St., New York, NY 10080, ph: (212) 449-1000.

The prospectus supplement also will be filed with the Securities and Exchange Commission and will be available at the Commission’s website at http://www.sec.gov.

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This press release does not constitute an offer to sell or a solicitation of an offer to buy any of the Notes or any other securities, nor will there be any sale of the Notes or any other securities in any jurisdiction in which such offer, solicitation or sale is unlawful.

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TRIBUNE (NYSE: TRB) is one of the country’s top media companies, operating businesses in publishing and broadcasting. It reaches more than 80 percent of U.S. households and is the only media organization with newspapers, television stations, and websites in the nation’s top three markets. In publishing, Tribune operates 11 leading daily newspapers including the Los Angeles Times, Chicago Tribune and Newsday, plus a wide range of targeted publications such as Spanish-language Hoy. The company’s broadcasting group operates 26 television stations, Superstation WGN on national cable, Chicago ‘s WGN-AM and the Chicago Cubs baseball team. Popular news and information websites complement Tribune’s print and broadcast properties and extend the company’s nationwide audience.